[Missing Graphic Reference]

[Missing Graphic Reference]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Equity Funds:

We consent to the use of our report dated November 24, 2009, with respect to the financial statements of the Federated Clover Mid Value Fund, Federated Clover Small Value Fund, Federated Clover Value Fund, and Federated Prudent Bear Fund, each a portfolio of Federated Equity Funds, as of September 30, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/KPMG LLP

Boston, Massachusetts
[Missing Graphic Reference]
November 24, 2009